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                                                                    EXHIBIT 23.5




                         Consent of Independent Auditors
                         -------------------------------


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 28, 2003, (except for Note 18, as to which the date is June 9, 2003), with respect to the financial statements and schedules of Crown American Realty Trust incorporated by reference in the Registration Statement on Form S-3 (No.333-110515) and related Prospectus of Pennsylvania Real Estate Investment Trust for the registration of $500,000,000 of shares of beneficial interest, preferred shares of beneficial interest, senior debt securities, senior subordinated debt securities, subordinated debt securities, warrants and units.



                                                 /s/ ERNST & YOUNG LLP



McLean, Virginia
December 1, 2003